Exhibit 10.8

EXECUTION COPY

LOAN AGREEMENT

AMONG

MALACHI MATTRESS AMERICA, INC.,

MATTRESS HOLDINGS INTERNATIONAL, LLC

AND

MATTRESS HOLDING CORP.

Dated as of October 18, 2002

TABLE OF CONTENTS

SECTION 1 DEFINITIONS
1.1	Definitions
1.2	Accounting Terms
1.3	Other Terms
1.4	References
1.5	Sections
1.6	Number and Gender
1.7	Incorporation of Exhibits
1.8	Certain Other Matters of Construction

SECTION 2 CONDITIONS
2.1	Conditions to the Advance by Each Lender

SECTION 3 THE COMMITMENT
3.1	Term Loan Advances
3.2	Purpose
3.3	Prepayment

SECTION 4 TERMS OF LOAN
4.1	Interest
4.2	Maximum Rate
4.3	Payments of Principal and Interest.

SECTION 5 REPRESENTATIONS AND WARRANTIES
5.1	Representations and Warranties of Borrower

SECTION 6 AFFIRMATIVE COVENANTS
6.1	Covenants of Borrower

SECTION 7 NEGATIVE COVENANTS
7.1	Negative Covenants of Borrower

SECTION 8 EVENTS OF DEFAULT
8.1	Events of Default

SECTION 9 RIGHTS AND REMEDIES OF LENDERS
9.1	Acceleration
9.2	Additional Rights
9.3	Termination of Obligations

SECTION 10 MISCELLANEOUS
10.1	Other Loans
10.2	No Duty or Special Relationship
10.3	Other Remedies Not Required
10.4	NO CONTROL BY LENDER

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10.5	No Partnership
10.6	Representations and Warranties
10.7	Headings
10.8	Notice
10.9	Binding Effect
10.10	Assignment
10.11	Inconsistencies and Conflicts
10.12	Renewal of Indebtedness
10.13	No Waiver
10.14	APPLICABLE LAW
10.15	Amendment
10.16	Severability
10.17	Lenders’ Discretion
10.18	Entire Agreement
10.19	Counterparts
10.20	Controlling Agreement
10.21	Business Loans

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A - FORM OF COMPLIANCE CERTIFICATE
EXHIBIT B - PROMISSORY NOTE [FORM OF]

SCHEDULE A	-	PERMITTED LIENS
SCHEDULE 7.1(a)	-	BORROWER’S PERMITTED DEBT

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LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made and entered into as of this 18th day of October, 2002 by and among, MALACHI MATTRESS AMERICA, INC., a Delaware corporation (“Borrower”), Mattress Holdings International, LLC, a Delaware limited liability company (“MHI”) and Mattress Holding Corp., a Delaware corporation (“MHC” and, together with MHI, the “Lenders”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements herein contained, Lender and Borrower agree as follows:

SECTION 1
DEFINITIONS

1.1                                 Definitions.  In addition to the defined terms set forth elsewhere herein, the following terms shall have the meanings set forth below:

“Accounts” shall have the meaning given to it in the Security Agreement.

“Addison Note” shall have the meaning set forth in the definition of Subordinated Debt in this Section 1.1.

“Adjusted Base Rate” shall mean, on any day, the lesser of (a) the Base Rate, or (b) the Maximum Rate.

“Advance” shall mean the advance made under a Note.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 50% or more of the outstanding voting interests of such Person and to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract or otherwise.  For all purposes hereof (except as provided in the definition of “Related Party”), none of R T G Furniture Corporation, Nationwide Furniture, Inc. or Wickes Furniture Corp., Inc. or any Affiliate of any of the foregoing shall be deemed to be an Affiliate of MHC or the Sun Fund.

“Agent” shall mean MHC in its capacity as agent under the Security Agreement and the Pledge Agreement, and any successor thereto in such capacity.

“Authorized Officer” shall mean, as to any Person, any officer of such Person who is duly authorized by the board of directors, or its equivalent, of such Person to execute the Loan Documents or any other documents or certificates to be executed by such Person hereunder in connection with this Agreement (and the transactions described herein).

“Base Rate” shall mean seven percent (7%) per annum.

“Borrower” and “Lender” shall mean the parties identified above.

“Business Day” shall mean a day of the year on which banks are not authorized or required by applicable law or executive order to be closed in New York, New York.

“Busker Note” shall have the meaning set forth in the definition of Subordinated Debt in this Section 1.1.

“Capitalized Lease” shall mean any indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

“Change of Control” shall mean (i) any sale of all or substantially all of the assets of Borrower and its Subsidiaries on a consolidated basis (or any sale of stock with a similar result) in one or more transactions or (ii) any sale of shares of Common Stock or Common Stock equivalents (whether by sale of stock, merger, consolidation, recapitalization or otherwise) or other transaction the result of which is that none of Mattress Holdings International, LLC, a Delaware limited company, MHI Co-Investor, LLC, a Delaware limited liability company, Sun Fund nor any of their respective Affiliates in the aggregate (a) own, directly or indirectly (1) in excess of 50% of the number of issued and outstanding shares of Common Stock and (2) in excess of 50% of the number of issued and outstanding shares of Common Stock on a fully diluted basis or (b) possess voting control over the requisite number of voting shares of Borrower’s capital stock to elect a majority of the members of Borrower’s board of directors, in each case, immediately following the time of such sale or transaction; provided, that if a Change of Control occurs as a result of Sun Fund (together with its Affiliates) ceasing to own the requisite equity securities set forth in clause (a) above or controlling the requisite equity securities set forth in clause (b) above, then any such sale or other transaction shall not be deemed to be a Change of Control if immediately following such transaction the Sun Fund (together with its Affiliates) and Jeff Seaman and/or any Affiliate thereof collectively own in the aggregate in excess of 66 2/3% of the number of issued and outstanding shares of Common Stock and the number of issued and outstanding shares of Common Stock on a fully diluted basis, so long as in no event, shall the number of shares of Common Stock owned or controlled by Jeff Seaman exceed the number of shares of Common Stock owned or controlled by the Sun Fund (together with its Affiliates).  For purposes of the preceding proviso, none of R T G Furniture Corporation, Nationwide Furniture, Inc. or Wickes Furniture Corp., Inc. or any Affiliate of any of the foregoing shall be deemed to be an Affiliate of Jeff Seaman.

“Closing Date” shall mean the date this Agreement and the Loan Documents are fully executed and delivered.

“Closing Date Financial Statements” shall have the meaning set forth in Section 6.1(c)

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and related rules and regulations promulgated thereunder by the Internal Revenue Service.

“Committed Loan Sum” shall mean an aggregate amount equal to $6,000,000.  The Committed Loan Sum of MHI shall be $3,272,727.00 and the Committed Loan Sum of MHC shall be $2,727,273.00.

“Common Stock” shall mean prior to the consummation of the Short-Form Merger, the common stock of Borrower, par value $.01 per share and following the consummation of the Short-Form Merger, the common stock of the surviving corporation.

“Compliance Certificate” shall mean a certificate substantially in the form of the attached Exhibit A and signed by an Authorized Officer.

“Debt” shall mean (a) all items of indebtedness or liability (other than deferred credits and reserves) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date as of which indebtedness is to be determined, (b) indebtedness or other liabilities secured by any mortgage, security agreement, pledge, or lien existing on or encumbering property owned by Borrower or any Subsidiary of Borrower, whether or not the indebtedness or other liabilities secured thereby shall have been assumed by Borrower or such Subsidiary, (c) obligations of such Person as lessee under Capitalized Leases required to be capitalized under GAAP, and (d) all indebtedness of any Person (i) which Borrower or any Subsidiary of Borrower has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse, agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, (ii) in respect of which Borrower or any Subsidiary of Borrower has agreed to supply or advance funds (whether by way of loan, purchase of securities or capital contribution, through a commitment to pay for property or services regardless of the nondelivery of such property or the nonfurnishing of such services or otherwise), or (iii) in respect of which Borrower or any Subsidiary of Borrower has otherwise become directly or indirectly liable, contingently or otherwise, whether now existing or hereafter arising.

“Default” shall mean any of the events specified in Section 8 of this Agreement, whether or not any requirement for the giving of notice or lapse of time or other condition precedent has been satisfied.

“Default Rate” shall mean the lesser of (a) the rate of three percent (3%) per annum plus the Base Rate or (b) the Maximum Rate.  The Default Rate shall automatically fluctuate upward and downward as and in the amount by which the Maximum Rate or the Base Rate per annum, as the case may be, fluctuates, without notice to Borrower.

“Distribution” shall mean and include (a) the payment of any dividends or other distributions on capital stock of the corporation (except distributions in such stock) and (b) the redemption or acquisition of its securities unless made contemporaneously from the net proceeds of the sale of securities.

“Dollars” and the “$” symbol refer to lawful currency of the United States of America.

“Equipment” shall have the meaning given to it in the Security Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, from time to time, and the rules and regulations promulgated thereunder and the interpretations thereof.

“Event of Default” shall mean any of the events specified in Section 8 of this Agreement, provided that any applicable requirements specifically provided for in Section 8 for notice, lapse of time, or otherwise have been satisfied.

“Finova Debt” shall mean the outstanding indebtedness of Borrower incurred pursuant to the terms of that certain loan agreement dated as of August 6, 1999 by and among Borrower, the other borrowers named therein and Finova Mezzanine Capital Inc.

“Four Quarter Period” shall mean a period of four full consecutive fiscal quarter-annual periods, taken together as one accounting period.

“GAAP” shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time, applied on a basis consistent with that of the preceding fiscal year of Borrower, reflecting only such changes in accounting principles or practice with which the independent public accountants of Borrower concur.

“General Intangibles” shall have the meaning given to it in the Security Agreement.

“Governmental Authorities” shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, agency, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including, without limitation, any state agencies and Persons responsible in whole or in part for environmental matters in the states in which Borrower is located or otherwise conducting its business activities and the United States Environmental Protection Agency.

“Guaranties” shall mean those certain loan guaranties executed by the Guarantors in favor of Lenders.

“Guarantors” shall mean all present and future Subsidiaries of the Borrower.

“Intellectual Property” shall have the meaning given to it in the Security Agreement.

“Inventory” shall have the meaning given to it in the Security Agreement.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest, security title or lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  The term “Lien” shall include reservations, exceptions, encroachments, easements, right-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property.  For the purpose of this Agreement, Borrower or any of its Subsidiaries shall be deemed to be the owner of any Property which either has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

“Loan Documents” shall mean this Agreement, the Notes, the Security Instruments, the Guaranties, and such other instruments, documents, and agreements evidencing, securing, or pertaining to the loans evidenced by the Notes, which have heretofore been or hereafter are from time to time executed and delivered to any Lender by Borrower or any of its Subsidiaries, or any other Person pursuant to this Agreement.

“Material Adverse Change” shall mean any act, circumstance, or event (including, without limitation, any announcement of action) which (a) could reasonably be expected to cause or be a material and adverse change to the business, property, assets, financial conditions or operations of Borrower and its Subsidiaries taken as a whole from the business, property, assets, financial condition or operations of Borrower and its Subsidiaries taken as a whole existing on the date of the Closing Date Financial Statements or (b) in any manner could reasonably be expected to materially and adversely affect the validity or enforceability of any Loan Document.

“Maturity Date” shall mean October 18, 2007.

“Maximum Rate” shall have the meaning set forth in Section 10.19.

“Notes” shall mean those certain promissory notes of Borrower, of even date herewith, in an aggregate amount of $6,000,000.00, in substantially the form of Exhibit C, payable to the order of each Lender (in the amount equal to the amount of such Lender’s Committed Loan Sum), and any and all renewals, extensions, modifications, replacements, substitutions, increases, and rearrangements thereof.

“Obligations” shall mean all indebtedness, obligations, and liabilities of Borrower to any Lender of every nature and description, now or hereafter existing or arising, whether such indebtedness is direct or indirect, primary or secondary, fixed or contingent or arises out of or is evidenced by a promissory note, deed of trust, security agreement, open account, overdraft, endorsement, surety agreement, guaranty, or otherwise, including, without limitation, all such obligations, liabilities, and indebtedness of Borrower to any Lender under or in connection with the Loan Documents.  Obligations shall include all renewals, extensions, and rearrangements of any of the above described obligations and indebtedness.

“OSHA” shall mean the Occupational Safety and Health Act and all rules and regulations from time to time promulgated thereunder and all amendments thereof and thereto.

“Permitted Debt” shall mean:

(a)                                  the Debt included in the Obligations;

(b)                                 Debt arising from endorsing negotiable instruments for collection in the ordinary course of business and which in no event become due following the later of 90 days after the invoice date or 45 days after the due date thereof;

(c)                                  unsecured trade payables that are for goods furnished or services rendered in the ordinary course of business and that are payable in accordance with customary trade terms and which in no event become due following the later of 90 days after the invoice date or 45 days after the due date thereof;

(d)                                 the Finova Debt in an amount not exceeding $5,000,000 in outstanding principal amount plus all accrued interest thereon;

(e)                                  any Debt, the proceeds of which are used to prepay any or all of the outstanding amounts owing under the Notes which Debt if it is received from a Lender other than an Affiliate of any Lender may rank senior in right of payment to any outstanding or unpaid portion of the Obligations;

(f)                                    Debt up to, but not exceeding, $3,000,000 in the aggregate which Debt may rank senior in right of payment to the outstanding or unpaid portion of the Obligations; and

(g)                                 Subordinated Debt.

“Permitted Investments” shall mean:

(a)                                  securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof;

(b)                                 certificates of deposit and LIBOR time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any commercial bank (i) having capital and surplus in excess of $500,000,000.00 or (ii) which has a short-term commercial paper rating which satisfies the requirements set forth in clause (d) of this definition;

(c)                                  repurchase obligations of any commercial bank satisfying the requirements of clause (b) or this definition, having a term of not more than thirty (30) days with respect to securities issued, fully guaranteed or insured by the United States Government or any agency thereof;

(d)                                 commercial paper rated P-1 by Moody’s Investors Service, Inc. or A-1 by Standard & Poor’s Ratings Group on the date of acquisition;

(e)                                  securities with maturities of one year or less from the date of acquisition which are issued, insured, or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of such state, commonwealth or territory;

(f)                                    securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition;

(g)                                 shares of money market mutual or similar funds which invest primarily in assets satisfying the requirements of clauses (a) through (f) of this definition;

(h)                                 expense accounts for, and other advances to, directors, officers, and employees in the ordinary course of business;

(i)                                     demand deposit accounts maintained in the ordinary course of business; and

(j)                                     current trade and customer accounts receivable that are for goods furnished or services rendered in the ordinary course of business and that are payable in accordance with customary trade terms.

“Permitted Liens” shall mean, as applied to the Property of any specified Person:

(a)                                  Liens created pursuant to any Loan Document;

(b)                                 Liens for taxes and other impositions imposed by a Governmental Authority if the same are not at the time due and delinquent or are being contested in good faith and by appropriate proceedings, and if the specified Person has set aside on its books such reserves as may be required by GAAP;

(c)                                  Liens of carriers, warehousemen, mechanics, laborers, materialmen, and landlords and other similar Liens arising by operation of law for sums not yet due or being contested in good faith and by appropriate proceedings, if the specified Person has set aside on its books such reserves as may be required by GAAP, or which have been subordinated in a manner satisfactory to the Special Requisite Lenders;

(d)                                 Liens incurred in the ordinary course of the specified Person’s business in connection with workmen’s compensation, unemployment insurance and other social security legislation (other than pursuant to ERISA or Section 412(n) of the Code) or to secure liabilities to insurance carriers under insurance or self-insurance arrangements and other obligations of a like nature, so long as, in each case with respect to this clause (d), such Liens do not secure obligations constituting Debt;

(e)                                  rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise; grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Property of the specified Person;

(f)                                    Liens upon Property, including any attachment of Property or other legal process, prior to adjudication of a dispute on the merits, if the same are being contested in good faith and by appropriate proceedings and if the specified Person has set aside on its books such reserves as may be required by GAAP;

(g)                                 good faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases (other than for Capitalized Leases), or to secure statutory obligations, surety or appeal bonds, or indemnity, performance or other similar bonds in the ordinary course of business;

(h)                                 Liens satisfactory to each of the Lenders in respect of the Post-Closing Subordinated Note;

(i)                                     Liens in existence as of the date hereof and set forth on Schedule A attached hereto;

(j)                                     any interest or title of a lessor in assets being leased to Borrower (other than for Capitalized Leases); and

(k)                                  Purchase Money Liens.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

“Plan” shall mean an employee benefit plan of Borrower or any of its Subsidiaries subject to ERISA.

“Pledge Agreement” shall mean the Pledge Agreement of even date herewith between MHC as owner of the stock of the Borrower, the Borrower, and the Agent on behalf of the Lenders

“Post-Closing Subordinated Note” shall mean that certain amended and restated secured $17,500,000 promissory note dated as of the Closing Date executed by Borrower and payable to the order of MHI.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Committed Loan Sum at such time and the denominator of which is the aggregate amount of the Committed Loan Sum at such time multiplied by (b) such amount.

“Purchase Money Lien” means a Lien granted on a fixed asset to secure a Purchase Money Obligation permitted to be incurred hereunder, and incurred solely to finance the acquisition of such asset; provided, however, that such Lien encumbers only such asset and is granted within 180 days of such acquisition.

“Purchase Money Obligations” of any Person means any obligations of such Person to any seller or any other Person incurred or assumed to finance the acquisition of a fixed asset to be used in the business of such Person or any of its Subsidiaries in an amount that is not more than 100% of the cost of such asset, and incurred within 180 days after the date of such acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Related Party” shall mean (a) a corporation the majority of whose outstanding shares are owned (individually or collectively) by (i) Borrower, (ii) any Person identified in this paragraph, (iii) any Subsidiary of Borrower or any Person identified in this paragraph, (iv) the direct and indirect parent corporation or other entity of Borrower, or (v) any Subsidiary of Borrower’s direct and indirect parent corporation or other entity (if any), (b) any joint venture in which Borrower or any Person identified in this paragraph is a joint venturer, (c) any general or limited partnership in which Borrower or any Person identified in this paragraph is a general partner, (d) any shareholder who owns more than ten percent (10%) of the outstanding common stock of Borrower or any other Person identified in this Paragraph, (e) any employee, officer, or director of Borrower or any other Person identified in this Paragraph, (f) any limited liability partnership or limited liability company in which Borrower or any Person identified in this Paragraph is a partner or member, and (g) any blood relation of any living Person identified in this Paragraph.  For all purposes hereof, each of R T G Furniture Corporation, Nationwide Furniture, Inc. or Wickes Furniture Corp., Inc. and their respective successors and assigns shall be deemed to be Related Parties of MHC.

“Reportable Event” shall mean a reportable event as defined by ERISA.

“Requirement of Law” shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, decrees, judgments, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations (and any authoritative interpretation of any of the foregoing), in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” shall mean at any time, Lenders owed or holding at least a majority in interest of the aggregate principal amount of the Advances outstanding at such time.  Notwithstanding anything herein to the contrary, unless each Lender otherwise consents in the event the Company makes any payment (whether voluntary, involuntary or otherwise) to Lenders that is not in proportion to such Lender’s Pro Rata Share, the Lenders will be deemed to have received their Pro Rata Share for purposes of determining the Requisite Lenders.

“Seaman Related Party” means any entity owned or controlled directly or indirectly by Jeff Seaman or any spouse or descendants (whether natural or adopted) of Jeff Seaman.

“Securities” shall mean “securities” as defined in Article 8 of the UCC.

“Security Agreement” shall mean one or more General Security Agreements, of even date herewith, between Borrower, Agent on behalf of Lenders and such other persons as applicable covering, among other things, Borrower’s Accounts, Equipment, Inventory, and Securities, as may be amended, modified, restated, and affirmed from time to time.

“Security Instruments” shall mean the Security Agreement, the Pledge Agreement and any and all other heretofore and hereafter existing security and other agreements which create or grant a lien or security interest as security for any of the Notes or other Obligations.

“Short-Form Merger” shall mean the merger, if any, of Borrower with and into MMA Acquisition Company, Inc. pursuant to which MMA Acquisition Company, Inc. survives and changes its name to “Mattress Firm, Inc.”

“Special Requisite Lenders” shall mean at any time, Lenders owed or holding at least a majority in interest of the aggregate principal amount of the Advances outstanding at such time and, for so long as MHC continues to hold at least 15% of the aggregate principal amount of Advances outstanding, MHC.  Notwithstanding anything herein to the contrary, unless each Lender otherwise consents in the event the Company makes any payment (whether voluntary, involuntary or otherwise) to Lenders that is not in proportion to such Lender’s Pro Rata Share, the Lenders will be deemed to have received their Pro Rata Share for purposes of determining the Requisite Lenders.

“Subordination Agreements” shall mean each Subordination Agreement (in a form approved in writing by the Special Requisite Lenders, among Borrower, Lenders, and one or more other Persons, whereby such other Person or Persons, among other things, subordinates its or their right to payment of amounts owing to it or them by Borrower to Lenders’ right to full and final payment and performance of the Obligations, in a manner satisfactory to the Special Requisite Lenders shall be required).

“Subordinated Debt” shall mean (a) that certain promissory note dated as of August 5, 1999 in original principal amount of $1,925,000 executed by Borrower and payable to the order of Philip C. Busker (the “Busker Note”), (b) that certain promissory note dated as of August 5, 1999 in original principal amount of $1,925,000 executed by Borrower and payable to the order of Mitchell D. Addison (the “Addison Note”), (c) the Post-Closing Subordinated Note, and (d) all other general subordinated debt which does not create a Default hereunder and the terms of which are satisfactory to the Special Requisite Lenders.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Sun Fund” shall mean Sun Capital Partners II, L.P.

“Tax Expense” shall mean consolidated cash taxes paid.

“UCC” shall mean the Uniform Commercial Code, as adopted in the State of New York.

1.2                                 Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with such principles.  In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants or any similar accounting body of comparable standing, or shall be recommended by Borrower’s certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof as contemplated by this Agreement at the time of execution hereof, then in such event, such changes shall be followed in defining such accounting terms only after each of the Lenders and Borrower amend this Agreement to reflect the original intent of such terms in light of such changes, and such terms shall continue to be applied and interpreted without such change until such agreement.

1.3                                 Other Terms.  All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for in the Uniform Commercial Code, as adopted in New York, to the extent the same are used or defined therein.

1.4                                 References.  References in this Agreement to Section or Exhibit Numbers shall be to Sections and Exhibits of this Agreement, unless expressly stated to the contrary.  References in this Agreement to “hereby,” “herein,” “hereinabove,” “hereinafter,” “hereinbelow,” “hereof,” and “hereunder” shall be to this Agreement in its entirety and not only to the particular Section or Exhibit in which such reference appears.

1.5                                 Sections.  This Agreement, for convenience only, has been divided into Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Sections and without regard to headings prefixed to such Sections.

1.6                                 Number and Gender.  Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular.  Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated.  Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

1.7                                 Incorporation of Exhibits.  The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

1.8                                 Certain Other Matters of Construction.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  All references to any instruments or agreements, including, without limitation, references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.  Current, for purposes of this Agreement, shall mean within thirty (30) days from the applicable date.  Knowledge, for purposes of this Agreement, shall mean actual and constructive knowledge of the applicable Person.  The term “or” when used in this Agreement in a sequence shall mean “and/or.” When calculating time periods, the term “from” shall mean “from and including” and the terms “to,” “through,” and “until” shall mean through but not including.

SECTION 2
CONDITIONS

2.1                                 Conditions to the Advance by Each Lender.  The obligations of each Lender to enter into this Agreement and to make its Advance under this Agreement are subject to the full, complete, and timely satisfaction of each of the following conditions precedent as of the date hereof:

(a)                                  Each Lender shall have received each of the following and found them each to be satisfactory:

(i)                                     each of the Loan Documents, each executed by an Authorized Officer of Borrower;

(ii)                                  a certified copy of the certificate of incorporation, articles of incorporation, and bylaws of Borrower, together with any and all modifications thereof as of the date hereof;

(iii)                               all certificates of authority, certificates of good standing, certificates of existence, borrowing resolutions (with secretary’s certificate), secretary’s certificates of incumbency, and all other documents required by Lenders to evidence Borrower, and its representatives are empowered and duly authorized to enter into the agreements evidenced by the Loan Documents;

(b)                                 All other applicable requirements of this Agreement and the other Loan Documents shall have been fully and completely satisfied;

(c)                                  As security for the payment of the Notes and the performance of the Obligations, Lenders shall have received, in addition to the items set forth elsewhere in this Section, all other instruments reasonably required by Lenders to give Lenders a first and prior perfected lien and security interest in and to the collateral covered by the Loan Documents; and

(d)                                 Each of the foregoing conditions shall be fully and completely satisfied or waived by each of the Lenders in writing on or before the Closing Date.

SECTION 3
THE COMMITMENT

3.1                                 Term Loan Advances.  Subject to the full, complete, and timely satisfaction or written waiver by each Lender of each of the terms and conditions of Section 2.1 and as elsewhere set forth herein, and relying on the representations, warranties and covenants of Borrower hereinafter set forth, each Lender severally agrees to make a single advance in an amount equal to its Committed Loan Sum in Dollars to Borrower which such loans shall be evidenced by the issuance, execution, and delivery of a Note in the principal amount equal to such Lender’s Committed Loan Sum.

3.2                                 Purpose.  This Agreement is delivered to provide Borrower with term loans, the proceeds of which shall be used (along with any other funds of Borrower that may be necessary) to repay in full all amounts outstanding under (a) Borrower’s senior debt facility with Bank of America, N.A., which has a pay-off amount as of the date hereof of $6,081,925, and (b) the secured promissory note, dated June 28, 1999, and issued by Borrower to Stephen Fendrick, Harry Roberts and Paul Stork, which has a pay-off amount as of the date hereof of $925,417.

3.3                                 Prepayment.  The Notes may be prepaid in whole or in part, without premium or penalty.

SECTION 4
TERMS OF LOAN

4.1                                 Interest.  Interest shall accrue on the outstanding principal balances of the Notes, or any portion thereof, as follows:

(a)                                  For the Notes, subject to the applicable provisions of this Agreement, commencing on the date hereof up to and including the Maturity Date (or the earlier termination thereof) at the applicable Adjusted Base Rate; and

(b)                                 All past due principal and interest shall bear interest from its due date until paid at the Default Rate (after as well as before judgment).

4.2                                 Maximum Rate.  Notwithstanding anything to the contrary herein, if at any time the interest charged on a Note as provided for herein exceeds the Maximum Rate, the rate of interest chargeable on the Note shall be limited to the Maximum Rate, but any subsequent reductions in the Base Rate shall not reduce the rate of interest chargeable on the Note below the Maximum Rate until the total amount of interest accrued on the Note equals the amount of interest which would have accrued if the Base Rate had at all times been in effect.

4.3                                 Payments of Principal and Interest.

(a)                                  The Notes shall be due and payable as follows:

(i)                                     Commencing on the 31st day of December, 2002, and continuing on the last day of each March 31, June 30, September 30, and December 31 thereafter through, but not including, the Maturity Date (or the earlier termination thereof), interest, as it accrues on the outstanding balance of the Notes accruing interest shall be due and payable; and

(ii)                                  The entire unpaid principal sum of the Notes and all interest accrued and unpaid thereon shall be fully and finally due and payable on the Maturity Date (or the earlier termination hereof).

(b)                                 All payments made on any Note shall be credited first to past due accrued interest proportion to such and then to principal; and interest shall thereupon cease upon the principal so credited.

(c)                                  All payments made by Borrower on any Note shall be made to each Lender in proportion to such Lender’s Pro Rata Share at its address set forth in this Agreement (or otherwise designated by such Lender) in federal or other immediately available funds before 1:00 p.m., Houston time, on the date such payment is required to be made.  Any payment received and accepted by any Lender after such time shall be considered for all purposes (including the calculation of interest, to the extent permitted by law) as having been made on the next following Business Day.  If any Lender obtains any payment (whether voluntary, involuntary, by application of offset or otherwise) of principal, interest or other amount with respect to any Note in excess of such Lender’s Pro Rata Share of such payment, such Lender agrees to distribute the excess portion of such payment as is necessary to cause each Lender to receive its Pro Rata Share of such payment.

(d)                                 Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with Section 4.3, free and clear of and without deduction for any and all present or future Taxes.  If Borrower shall be required by law to deduct any federal, state or local taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.3) Lenders receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.  Within 30 days after the date of any payment of federal, state or local taxes, Borrower shall furnish to each Lender the original or a certified copy of a receipt evidencing payment thereof.  Except as provided in Section 4.3(c), Lenders shall not be obligated to return or refund any amounts received pursuant to this Section.

(e)                                  To the extent permitted by law, a delinquency charge will be imposed in an amount not to exceed four percent (4%) of any payment on a Note or other Obligation that is more than fifteen (15) days late.

SECTION 5
REPRESENTATIONS AND WARRANTIES

5.1                                 Representations and Warranties of Borrower.  Borrower represents and warrants to each Lender (which representations and warranties are made in addition to the warranties and representations made in the Loan Documents and will survive the delivery of this Agreement) that: (i) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to consummate the transactions contemplated in this Agreement; (ii) Borrower has the corporate power to own its properties and carry on its business as it is now being conducted, and is duly authorized to do business and is in good standing in the State of Texas and in every other jurisdiction where qualification is necessary to conduct its operations; (iii) Borrower is duly authorized and empowered to create, issue, execute, and deliver the Loan Documents, and all action on its part requisite for the due creation, issuance, and delivery of the Loan Documents has been duly and effectively taken; and (iv) the Loan Documents do not violate any provision of Borrower’s corporate charter or bylaws, or any contract, agreement, law or regulation to which Borrower is subject, and do not require the consent or approval of any Governmental Authority.

SECTION 6
AFFIRMATIVE COVENANTS

6.1                                 Covenants of Borrower.  In addition to the covenants and agreements of Borrower made elsewhere in the Loan Documents, Borrower covenants and agrees, unless the Requisite Lenders shall otherwise consent in writing, that Borrower shall:

(a)                                  Corporate Existence.  Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights, and franchises; and at all times maintain, preserve and protect its assets used or useful in the conduct of its business, keep the same in good repair, working order and condition, and make, or cause to be made, all needful or proper repairs, replacements and improvements thereto so that Borrower’s business may be properly and advantageously conducted at all times;

(b)                                 Comply With Laws.  (i) Comply with all applicable statutes, government regulations, and other Requirements of Law; (ii) remain licensed with all applicable state and federal regulatory and other agencies; (iii) pay and discharge promptly all taxes, assessments and governmental charges or levies imposed on it, the collateral described in any Security Instrument or any part thereof, its income and profits, and any of its property, real, personal or mixed, or any part thereof, before the same shall be in default; and (iv) pay all lawful claims for labor, materials, supplies, or other claims, which, if unpaid, might become a valid lien or charge upon such property or any part thereof, unless such claims are being contested by Borrower in good faith;

(c)                                  Financial Reporting.  Promptly furnish to each Lender such information regarding the business affairs, financial condition, assets, liabilities, operations, and transactions of Borrower or any Subsidiary as any Lender may reasonably request, and, without limiting the foregoing, furnish to each Lender the following:

(i)                                     As soon as available, and in any event within 90 days after the Closing Date, a consolidated balance sheet as at the Closing Date (the “Closing Date Financial Statement”) prepared by Borrower, in a form acceptable to each Lender, signed by an Authorized Officer of Borrower, which balance sheet shall be prepared in accordance with GAAP.

(ii)                                  As soon as available, and in any event within 30 days from the end of each calendar month of Borrower, a financial statement, prepared by Borrower, in a form acceptable to each Lender, signed by an Authorized Officer of Borrower, showing the financial condition of Borrower and each of its Subsidiaries, on a consolidated basis (if applicable), at the end of such calendar month and the results of operations during such calendar month, which financial statement shall be prepared in accordance with GAAP and shall include, but shall not be limited to, a balance sheet, income statement, and such other matters as any Lender may reasonably request, setting forth, in each case comparisons to Borrower’s annual budget and to the corresponding period in the preceding fiscal year;

(iii)                               As soon as available, and in any event within 45 days from the end of each quarterly period of Borrower, a financial statement, prepared by Borrower, in a form acceptable to each Lender, signed by an Authorized Officer of Borrower, showing the financial condition of Borrower and each of its Subsidiaries, on a consolidated basis (if applicable), at the end of such quarterly period and the results of operations during such quarterly period, which financial statement shall be prepared in accordance with GAAP and shall include, but shall not be limited to, a balance sheet, income statement, and such other matters as any Lender may reasonably request, setting forth, in each case comparisons to Borrower’s annual budget and to the corresponding period in the preceding fiscal year.

(iv)                              A Compliance Certificate shall be due within 45 days after the end of each fiscal quarter, signed and certified by an Authorized Officer of Borrower;

(v)                                 As soon as available, and in any event within 120 days from the end of Borrower’s fiscal year, an audited financial statement, prepared by an independent certified public accounting firm acceptable to each Lender, showing the financial condition of Borrower and each of its Subsidiaries, on a consolidated basis (if applicable), at the close of its fiscal year and the results of its operations during such fiscal year and which financial statement shall be materially complete and correct and shall be prepared in accordance with GAAP and shall include, but shall not be limited to, an operating statement, a balance sheet, an income statement, a statement of cash flows, a statement of changes in shareholder’s equity, and such other matters as any Lender may reasonably request;

(d)                                 Movement of Collateral.  (i) Comply with Section 4.4 of the Security Agreement, (ii) if required by the Special Requisite Lenders, cause the landlord, warehouseman, tenant, and/or subtenant at the particular location where Inventory or Equipment is located to execute and deliver to Lenders a lien waiver, in form and substance satisfactory to the Special Requisite Lenders, and (iii) take any other actions reasonably required by any Lender to ensure the continued perfection of the security interests granted under the Security Agreement;

(e)                                  Subsidiary Guaranty.  Cause any now existing or hereafter created direct or indirect Subsidiary of Borrower to fully and unconditionally guaranty the Obligations in a manner acceptable to each Lender, to grant a first security interest in and to all of its assets as security for the Obligations, and to cause its outstanding stock to be pledged as collateral for the Obligations;

(f)                                    Inspections.  Permit each Lender, or any of its duly authorized representatives and/or agents, from time to time during Borrower’s business hours, but with at least 48 hours prior notice, to enter upon any premises of Borrower or any of its Subsidiaries (at Borrower’s cost and expense up to an aggregate of $15,000 per year with respect to each Lender) for the purpose (i) of examining the property, books, and records of Borrower and making copies of any such books and records, (ii) of discussing the affairs, finances and accounts of Borrower or any Subsidiary with any of their officers, directors, independent public accountants or other agents or representatives and (iii) of conducting an audit of Borrower’s or any Subsidiary’s Inventory subject to and as set forth in Section 3.5; provided that, in the course of any such examination, such Lender or its representatives and agent shall not materially interfere with Borrower’s or any Subsidiary’s normal and customary business operations.  Notwithstanding the foregoing, after the occurrence of an Event of Default, each Lender may enter upon the premises of Borrower or any of its Subsidiaries, for the purposes expressed above, without prior notice, and at Borrower’s sole cost and expense;

(g)                                 Further Assurances.  Promptly cure any defects in the execution and delivery of the Loan Documents and immediately execute and deliver to each Lender all such other and further instruments as may be reasonably required by each Lender from time to time in order to satisfy or comply with the covenants and agreements of Borrower made in this Agreement;

(h)                                 Reimbursement.  Promptly reimburse each Lender upon request for all reasonable amounts expended, advanced, or incurred by such Lender as are reasonably necessary (i) to satisfy any obligation of Borrower under this Agreement, (ii) to protect the assets or business of Borrower or any of its Subsidiaries, (iii) to collect the Notes, or any other amounts advanced under this Agreement or otherwise on behalf of Borrower, or (iv) to enforce the rights of such Lender under the Loan Documents, which amounts will include, without limitation, all reasonable court costs, attorneys’ fees, and fees of auditors, accountants, and investigators incurred by such Lender in connection with any such matters, together with interest at the Default Rate on each such amount from 30 days after the date of notification to Borrower that the same was expended, advanced or incurred by such Lender until the date it is repaid to such Lender;

(i)                                     Maintain Insurance.  Continue to maintain insurance with respect to its assets and business against such liabilities, casualties, risks, and contingencies (including, without limitation, insurance for business interruption and for worker’s compensation or an acceptable alternative plan) in such types and amounts as is normal and customary for carrying on Borrower’s business.  The Borrower shall cause all property insurance policies shall name Agent on behalf of Lenders as loss payee, and all liability insurance policies shall name Agent on behalf of Lenders as additional insured within fifteen days of the date hereof.  On the date hereof, at the close of Borrower’s fiscal year, and at any other time any Lender may request, Borrower will furnish each Lender a summary of such insurance and, if requested, will furnish each Lender copies of the applicable policies.  The proceeds of any such policies insuring physical loss or damage shall be used by Borrower either to repair the damaged property, replace lost property, or prepay the outstanding balances of the Notes (such payment to be applied in reverse order of maturities);

(j)                                     Copyright.  Prior to the time any property described in or covered by any Security Instrument is copyrighted, licensed, patented, or trademarked by Borrower or any of its Subsidiaries, pursuant to any duly filed registration or otherwise, or is subjected to any registered copyright, license, patent, or trademark by Borrower or any of its Subsidiaries, notify each Lender thereof and take (or cause to be taken) all actions necessary to preserve the perfection and first priority of each Lenders’ security interest in and to such property;

(k)                                  Foreign Qualification.  Qualify as a foreign corporation in all other jurisdictions wherein the property now or hereafter owned by Borrower, any Subsidiary or the business now or hereafter transacted by Borrower or any Subsidiary makes such qualifications necessary;

(l)                                     Reportable Events.  Furnish to each Lender (i) as soon as possible, and in any event within 30 days after Borrower or a duly appointed administrator of a Plan knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of Borrower setting forth details as to such Reportable Event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation or a statement that said notice will be filed with the annual report to the United States Department of Labor with respect to such Plan, if such filing has been authorized, and (ii) promptly after receipt thereof, a copy of any notice Borrower may receive from the United States Department of Labor, the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any Reportable Event;

(m)                               Additional Notices.  In addition to, and without in any way limiting, the other requirements in this Agreement provide certain notices to each Lender, deliver to each Lender, promptly upon any officer of Borrower having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by the chief financial officer of Borrower, or other Authorized Officer of Borrower, advising each Lender of the occurrence of such event or circumstance and the steps, if any, being taken by Borrower with respect thereto:

(i)                                     any Default or Event of Default;

(ii)                                  any litigation or proceeding involving Borrower as a defendant or in which any Property of Borrower is subject, directly or indirectly, to a claim, and the uninsured amount in controversy is in excess of $250,000.00;

(iii)                               any Reportable Event or imminently expected Reportable Event with respect to any Plan;

(iv)                              at least 10 Business Days prior thereto, of Borrower’s or any Subsidiary’s opening of any new office or place of business or Borrower’s or any Subsidiary’s closing of any existing office or place of business;

(v)                                 any labor dispute to which Borrower or any Subsidiary may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any of them is a party or by which they are bound, in each case where the same could reasonably be expected to cause a Material Adverse Change;

(vi)                              any material change in the management of Borrower or any Subsidiary; and

(vii)                           any other event or occasion which could reasonably be expected to cause a Material Adverse Change.

(n)                                 INDEMNITY.  BORROWER SHALL AND DOES HEREBY INDEMNIFY AND HOLD HARMLESS AGENT, EACH LENDER, THE DIRECTORS, TRUSTEES, SUBSTITUTE TRUSTEES, OFFICERS, PARTNERS, EMPLOYEES, AGENTS, REPRESENTATIVES, ATTORNEYS, SUCCESSORS AND PERMITTED ASSIGNS OF AGENT AND EACH LENDER, AND ANY PERSONS OWNED OR CONTROLLED BY, OWNING OR CONTROLLING, OR UNDER COMMON CONTROL OR AFFILIATED WITH AGENT AND EACH LENDER, FROM AND AGAINST, ANY AND ALL INDEMNIFIED MATTERS (DEFINED BELOW). HOWEVER, SUCH INDEMNITIES SHALL NOT APPLY TO A PARTICULAR INDEMNIFIED PERSON TO THE EXTENT THAT THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PERSON.  NOTHING IN THIS SECTION, ELSEWHERE IN THIS AGREEMENT, OR IN ANY OTHER LOAN DOCUMENT SHALL LIMIT OR IMPAIR ANY RIGHTS OR REMEDIES OF ANY LENDER, OR ANY OTHER INDEMNIFIED PERSON, INCLUDING WITHOUT LIMITATION, ANY RIGHTS OF CONTRIBUTION OR INDEMNIFICATION, AGAINST BORROWER OR ANY OTHER PERSON UNDER ANY OTHER PROVISION OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, ANY OTHER AGREEMENT, OR ANY APPLICABLE REQUIREMENT OF LAW.  AS USED HEREIN, THE TERM “INDEMNIFIED MATTERS” MEANS ANY AND ALL CLAIMS, DEMANDS, LIABILITIES (INCLUDING STRICT LIABILITY), DAMAGES (EXCLUDING CONSEQUENTIAL AND PUNITIVE DAMAGES), CAUSES OF ACTION, JUDGMENTS, PENALTIES, FINES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE FEES AND EXPENSES OF ATTORNEYS AND OTHER PROFESSIONAL CONSULTANTS AND EXPERTS, AND OF THE INVESTIGATION AND DEFENSE OF ANY CLAIM, WHETHER OR NOT SUCH CLAIM IS ULTIMATELY DEFEATED, AND THE SETTLEMENT OF ANY CLAIM OR JUDGMENT INCLUDING ALL VALUE PAID OR GIVEN IN SETTLEMENT) OF EVERY KIND, KNOWN OR

UNKNOWN, FORESEEABLE OR UNFORESEEABLE, WHICH MAY BE IMPOSED UPON, ASSERTED AGAINST, OR INCURRED OR PAID BY ANY LENDER OR ANY INDEMNIFIED PERSON AT ANY TIME AND FROM TIME TO TIME, WHENEVER IMPOSED, ASSERTED, OR INCURRED, BECAUSE OF, RESULTING FROM, IN CONNECTION WITH, OR ARISING OUT OF ANY TRANSACTION, ACT, OMISSION, EVENT, OR CIRCUMSTANCE IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, INCLUDING DISBURSEMENT OF PROCEEDS, AND ANY CIRCUMSTANCE ARISING FROM OR IN CONNECTION WITH AGENT’S OR ANY LENDER’S OBLIGATIONS HEREUNDER.  THE TERM “RELEASE DATE” AS USED HEREIN MEANS THE DATE ON WHICH THE OBLIGATIONS HAVE BEEN PAID AND PERFORMED IN FULL AND THE LOAN DOCUMENTS HAVE BEEN RELEASED; PROVIDED, THAT IF SUCH PAYMENT, PERFORMANCE, OR RELEASE IS CHALLENGED IN BANKRUPTCY PROCEEDINGS OR OTHERWISE, THE RELEASE DATE SHALL BE DEEMED NOT TO HAVE OCCURRED UNTIL SUCH CHALLENGE IS REJECTED, DISMISSED, OR WITHDRAWN WITH PREJUDICE.  THE INDEMNITIES IN THIS SECTION SHALL BE SOLELY FOR EVENTS OCCURRING PRIOR TO THE RELEASE DATE, SHALL NOT TERMINATE UPON THE RELEASE DATE OR UPON THE RELEASE, FORECLOSURE, OR OTHER TERMINATION OF ANY LOAN DOCUMENT, AND SHALL SURVIVE THE RELEASE DATE, THE PAYMENT AND PERFORMANCE OF THE OBLIGATIONS, THE DISCHARGE AND RELEASE OF THE LOAN DOCUMENTS, ANY BANKRUPTCY OR OTHER DEBTOR RELIEF PROCEEDING, AND ANY OTHER EVENT WHATSOEVER.  THE TERMS OF THIS SECTION ARE CUMULATIVE WITH, AND NOT LIMITED BY, THE TERMS AND PROVISIONS OF ANY SECURITY INSTRUMENT.

SECTION 7
NEGATIVE COVENANTS

7.1                                 Negative Covenants of Borrower.  Until payment in full of the Notes and performance of all other Obligations of Borrower hereunder, Borrower covenants and agrees (unless the Requisite Lenders shall otherwise consent in writing) that Borrower will not, either directly or indirectly, itself or through any of its Subsidiaries:

(a)                                  Permitted Debt.  Incur, create, assume, or permit to exist any Debt, on a consolidated basis, except for Permitted Debt, or Debt listed on Schedule 7.1(a) attached hereto and incorporated herein for all purposes;

(b)                                 Permitted Investments.  Make or permit to remain outstanding any loans or advances to or investments in any Person, including, without limitation to any Affiliate, except that the foregoing restrictions shall not apply to Permitted Investments;

(c)                                  No Distributions.  Pay or declare any Distributions;

(d)                                 No Mergers, Consolidations or Acquisitions.  Consolidate with or merge with or into any other Person (other than in connection with the Short-Form Merger or in connection with a merger of Borrower with or into Mattress Holding Corp., but only if at the time of the merger Mattress Holding Corp. owns no assets other than stock and/or debt securities of Borrower and Mattress Holding Corp. is not a party to any contracts or agreements except for permitted contracts and agreements with the Borrower) or acquire all or substantially all of the assets or capital stock of any Person;

(e)                                  No Mortgages.  (i) Create, incur, assume, or permit to exist, or allow any joint venture or partnership of which Borrower is a partner or venturer to create, incur, assume, or permit to exist any lien on its existing or hereafter acquired Property, including, without limitation, any accounts and accounts receivables, except for Permitted Liens, (ii) acquire or agree to acquire assets under any conditional sale agreement or title retention contract, or (iii) sell and leaseback any assets;

(f)                                    No Change of Control.  Permit any Change of Control of Borrower;

(g)                                 No Transfer of Assets.  Sell, lease, transfer, convey, or otherwise dispose (except in the ordinary course of business) of all or any material part of its assets (it being understood that exiting non-core markets would not be deemed to be “material”);

(h)                                 No Change in Business.  Change the general character of business as conducted as of the date hereof or engage in any type of business not reasonably related to its business as presently and normally conducted;

(i)                                     No Change in Accounting Practices.  Materially change accounting practices, methods, or standards or the reporting format for any information furnished to Lenders under the terms and provisions of this Agreement, which accounting practices shall conform with GAAP throughout the term of this Agreement;

(j)                                     Use of Proceeds.  Permit the proceeds of the Notes to be used for any purpose other than the purposes set forth in Section 3.2 of this Agreement;

(k)                                  Related Party Transactions.  Except as disclosed to each Lender in writing prior to the date of this Agreement, enter into any transaction with a Related Party (other than the Loan Documents) or, any Seaman Related Entity, including, without limitation, the purchase, sale, or exchange of property of Borrower or the rendering of any service, unless the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person not a Related Party; provided, that Borrower shall be permitted to pay a management fee in an amount not to exceed $400,000 per year to Sun Fund or one of its Affiliates so long as no Default or potential Default has or is reasonably expected to occur; provided further, that any portion of such management fee that has accrued but is not permitted to be paid pursuant to the preceding proviso, shall not be paid by Borrower until the Advances and all accrued interest thereon have been paid in full.

(l)                                     Adverse Affects.  Enter into any transaction which materially and adversely affects any of the collateral securing the Obligations or Borrower’s ability to repay the Obligations or permit or agree to any material extension, compromise, or settlement or make any material change or modification of any kind or nature with respect to any Account, including any of the terms relating thereto, other than discounts and allowances in the ordinary course of business;

(m)                               Use of Other Names.  Use any corporate name (other than its own or Mattress Firm, Inc.) or any fictitious name, tradestyle, or “d/b/a” without prior consent of the Requisite Lenders, except for the use of the d/b/a of “The Mattress Firm”;

(n)                                 Subordinated Debt.  Make any payment of principal on Subordinated Debt except (i) for the regularly scheduled monthly payments of principal set forth in each of the Busker Note and the Addison Note or (ii) as expressly permitted under the terms of a subordination agreement approved by the Special Requisite Lenders;

(o)                                 Margin Stock.  Own, purchase, or acquire (or enter into any contract to purchase or acquire) any “margin security” as defined by any regulation of the Federal Reserve Board as now in effect or as the same may hereafter be in effect unless, prior to any such purchase or acquisition or entering into any such contract, each Lender shall have received an opinion of counsel satisfactory to the effect that such purchase or acquisition will not cause this Agreement to violate Regulations U or X or any other regulation of the Federal Reserve Board then in effect;

(p)                                 No Change in Fiscal Year.  Change its fiscal year without first notifying each Lender; and

(q)                                 Tax Returns.  File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary.

SECTION 8
EVENTS OF DEFAULT

8.1                                 Events of Default.  Each of the following shall constitute an Event of Default under this Agreement:

(a)                                  Payment Default.  The failure to make any payment of interest or principal on the Notes or of any fee or other payment under this Agreement or any of the other Loan Documents; provided that the failure to make payment of interest may be fully cured within five (5) days after the same becomes due and payable;

(b)                                 Non-Payment Default.  The failure by Borrower to fully and timely observe and comply with any of its obligations under this Agreement and the other Loan Documents and such failure is not fully cured within ten (10) days after written notice thereof is provided by any Lender to Borrower; provided that such notice and opportunity to cure shall not be required (i) for the failure to timely satisfy Section 2.1, (ii) for a breach of Section 7.1(f), (iii) for an Event of Default under Section 8.1(a), or (iv) for any other Event of Default enumerated in any other subsection of this Section 8.1;

(c)                                  False Representation.  Any representation or warranty made by Borrower or any Subsidiary in any of the Loan Documents proves to have been untrue in any material respect.

(d)                                 Material Adverse Change.  The occurrence of a Material Adverse Change.

(e)                                  Other Indebtedness.  (i) Borrower or any of its Subsidiaries fail to pay when due (after lapse of any applicable grace period) any Debt in excess (collectively) of $500,000; (ii) any default exists under any agreement to which Borrower or any of its Subsidiaries is a party, the effect of which is to cause, or to permit any Person (other than Borrower or any of its Subsidiaries) to cause, an amount in excess (collectively) of $500,000 to become due and payable by Borrower or any of its Subsidiaries before its stated maturity (other than any such default under or pursuant to the Finova Debt); or (iii) any Debt in excess (collectively) of $500,000 is declared to be due and payable or required to be prepaid by Borrower or any of its Subsidiaries before its stated maturity;

(f)                                    Insolvency.  Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing a bankruptcy or other insolvency proceeding, (iii) make a general assignment for the benefit of creditors, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in a bankruptcy or other insolvency proceeding;

(g)                                 Bankruptcy Decree.  An order, judgment, or decree shall be entered against Borrower or any of its Subsidiaries by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in a bankruptcy or other insolvency proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian or liquidator of it or all or any substantial part of its assets and such order, judgment or decree shall not be dismissed or stayed within 90 days;

(h)                                 Levy.  The levy against any significant portion of the property of Borrower or any of its Subsidiaries or any execution, garnishment, attachment, sequestration, or other writ or similar proceeding which is not permanently dismissed or discharged within 90 days after the levy in each case with respect to property having a value of at least $500,000;

(i)                                     Judgment. A final and non-appealable order, judgment or decree, which is uninsured in an amount in excess of $500,000, shall be entered against Borrower or any of its Subsidiaries, and such order, judgment or decree shall not be paid, dismissed, or stayed within 90 days;

(j)                                     ERISA.  Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; any ‘accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan for which an excise tax is due or would be due in the absence of a waiver; a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan (as defined in Section 4001(a)(15) of ERISA), which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of each Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA; any Single Employer Plan (as defined in Section 4001(a)(15) of ERISA)shall terminate for purposes of Title IV of ERISA; the Borrower, or any Affiliate shall incur, or in the reasonable opinion of each Lender, be likely to incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a multi-employer plan; or any other event or condition shall occur or exist with respect to a Plan and the result of such events or conditions referred to in this subsection (j) could subject the Borrower, or any Affiliate to any tax (other than an excise tax under Section 4980 of the Code), penalty or other liabilities which taken in the aggregate would have an adverse effect on Borrower and any such circumstance shall exist for in excess of 90 days;

(k)                                  Cessation of Business.  Cessation of a substantial part of the business of Borrower or any of its Subsidiaries for a period which results in a Material Adverse Change; or Borrower or any of its Subsidiaries shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrower or any of its Subsidiaries which is necessary to continue the lawful operation of this particular business; or Borrower or any of its Subsidiaries shall be enjoined, restrained, or in any way prevented by court, governmental, or administrative order from conducting all or any material part of its respective business affairs;

(l)                                     Challenges.  Borrower or any of its Subsidiaries shall challenge or contest in any action, suit, or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any lien or security interests granted to Agent on behalf of Lenders;

(m)                               Criminal Indictments.  Borrower or any of its Subsidiaries shall be criminally indicted or convicted under any law that could lead to a forfeiture of any material portion of the property of Borrower or any of its Subsidiaries;

(n)                                 Concealment.  Borrower shall have (i) concealed, removed, or diverted, or permitted to be concealed, removed, or diverted, any part of its property, with intent to hinder, delay or defraud its creditors or any of them; (ii) made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (iii) shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of their respective property through legal proceedings or otherwise which is not vacated within 90 days from the date thereof; and

(o)                                 Lien Priority.  The liens and/or security interests granted in any Security Instrument shall not constitute a first and prior lien and/or security interest upon the collateral described therein, except for Permitted Liens.

SECTION 9
RIGHTS AND REMEDIES OF LENDERS

9.1                                 Acceleration.  Upon the occurrence and continuance of any Event of Default, the Requisite Lenders, at their option and upon 45 days prior written notice to Borrower of intent to accelerate, may declare the entire principal amounts of the Notes then outstanding and the interest accrued thereon immediately due and payable, and the said entire principal, interest and all other amounts owing thereunder shall thereupon become immediately due and payable without presentment, demand, protest, notice of protest or other notice of default or dishonor of any kind, all of which are hereby expressly waived by Borrower; provided that no such notice of intent to accelerate, or any notice of acceleration or other notice or demand shall be required upon the occurrence of any Event of Default as described in Sections 8.1(b) (but only to the extent such Event of Default is in respect of a breach of Section 7.1(f)), 8.1(e)(iii), 8.1(f) or 8.1(g), in which case, such acceleration shall be automatic.

9.2                                 Additional Rights.  Upon the occurrence and continuance of any Event of Default and after giving effect to the notice requirements (if any) contained in Section 9.1 and all other applicable notice and cure periods, each Lender shall have, subject to the rights and remedies given it in the Loan Documents, all of the rights and remedies allowed by applicable ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any governmental or political subdivision or agency thereof, or any court or similar entity established by any such subdivision or agency.  Notwithstanding anything contained in this Agreement to the contrary, no claim may be made by any Lender against Borrower and no claim shall be made by Borrower against any Lender for any lost profits or any special, indirect or consequential damages in respect of any breach or wrongful conduct (other than willful misconduct or actual fraud) in connection with, arising out of or in any way related to the transactions contemplated hereunder, or any act, omission or event occurring in connection therewith.

9.3                                 Termination of Obligations.  Upon the occurrence and continuance of any Event of Default and after giving effect to the notice requirements (if any) contained in Section 9.1 and all other applicable notice and cure periods, any obligation of any Lender under this Agreement shall immediately and automatically cease and terminate unless and until any such Lender shall reinstate the same in writing, which reinstatement shall be required if the Default or Event of Default is cured in a timely manner and in a manner satisfactory to such Lender.

SECTION 10
MISCELLANEOUS

10.1                           Other Loans.  Borrower and each Lender acknowledge and agree that in the future, Borrower may apply for and Lenders may agree to fund additional loans to Borrower.  Borrower and each Lender agree that all existing and hereafter created loans and other advances from Lenders (but not from less than all of the Lenders), or any of their predecessors or successors in interest, to Borrower, whether or not such loans are particularly described in this Agreement, as may be amended from time to time, shall constitute Obligations for purposes of this Agreement and shall be subject to the terms, provisions, covenants, and agreements set forth in this Agreement.

10.2                           No Duty or Special Relationship.  Borrower acknowledges that no Lender has any duty to Borrower with respect to the loan transactions set forth in this Agreement except as expressly provided for in this Agreement and the other Loan Documents.

10.3                           Other Remedies Not Required.  Borrower may be required to pay the Notes in full without the assistance of any other party, or any collateral or security for the Notes.  Lenders shall not be required to mitigate damages, file suit, or take any action to foreclose, proceed against or exhaust any collateral or security in order to enforce payment of the Notes.

10.4                           NO CONTROL BY LENDER.  BORROWER AGREES AND ACKNOWLEDGES THAT ALL OF THE COVENANTS AND AGREEMENTS PROVIDED FOR AND MADE BY BORROWER IN THIS AGREEMENT AND IN THE OTHER LOAN DOCUMENTS ARE THE RESULT OF EXTENSIVE AND ARMS-LENGTH NEGOTIATIONS BETWEEN BORROWER AND LENDERS.  LENDERS’ RIGHTS AND REMEDIES PROVIDED FOR IN THIS AGREEMENT AND IN THE OTHER LOAN DOCUMENTS ARE INTENDED TO PROVIDE LENDERS WITH A RIGHT TO OVERSEE BORROWER’S ACTIVITIES AS THEY RELATE TO THE LOAN TRANSACTIONS PROVIDED FOR IN THIS AGREEMENT, WHICH RIGHT IS BASED ON LENDERS’ VESTED INTEREST IN BORROWER’S ABILITY TO PAY THE NOTES AND PERFORM THE OTHER OBLIGATIONS.  NONE OF THE COVENANTS OR OTHER PROVISIONS CONTAINED IN THIS AGREEMENT SHALL, OR SHALL BE DEEMED TO, GIVE LENDER THE RIGHT OR POWER TO EXERCISE CONTROL OVER, OR OTHERWISE IMPAIR, THE DAY-TO-DAY AFFAIRS, OPERATIONS, AND MANAGEMENT OF BORROWER; PROVIDED THAT IF ANY LENDER BECOMES THE OWNER OF ANY STOCK OF ANY ENTITY, WHICH ENTITY OWNS AN INTEREST IN BORROWER, WHETHER THROUGH FORECLOSURE OR OTHERWISE, SUCH LENDER THEREAFTER SHALL BE ENTITLED TO EXERCISE SUCH LEGAL RIGHTS AS IT MAY HAVE BY BEING A SHAREHOLDER OF SUCH ENTITY.

10.5                           No Partnership.  Nothing herein is intended, nor shall it be deemed or construed, to create a partnership, joint venture, or common interest in profits or income between Borrower and each Lender, or to make any Lender in any way responsible for the debts or losses of Borrower or with respect to the collateral described in the Security Instruments.  Borrower and each Lender disclaim any sharing of liabilities, losses, costs or expenses.

10.6                           Representations and Warranties.  All representations and warranties of Borrower herein, and all covenants and agreements made by Borrower herein before the effective date of this Agreement, shall survive such date.

10.7                           Headings.  The headings, captions and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.

10.8                           Notice.  All notices, demands, requests, and communications permitted or required under this Agreement shall be in writing, may be personally served or sent by telex (confirmed by telephone), telecopier (confirmed by telephone), U.S. mail or any express mail service, and shall be effective upon receipt, such receipt being deemed to occur forty-eight (48) hours after its deposit in the U.S. mail, postage prepaid or twenty-four (24) hours after its transmission by telex, telecopier or express mail service, as the case may be, addressed to the individuals and addresses indicated below:

(a)                                  If to Borrower:
Malachi Mattress America, Inc.
5815 Gulf Freeway
Houston, Texas 77023

Attention:	Chief Executive Officer
Telecopy:	(713) 923-1096

(b)                                 If to Lenders:

Mattress Holdings International, LLC
c/o Sealy Corporation
One Office Parkway
Trinity, NC 27370

Attention:	Secretary
Telecopy:	(336) 861-3786

and

Mattress Holding Corp.
c/o Sun Capital Partners, Inc.
5200 Town Center Circle, Suite 470
Boca Raton, Florida  33486

Attention:	Marc J. Leder, Rodger R. Krouse and C. Deryl Couch
Telecopy:	(561) 394-0540

With copies (which shall not constitute notice) to:

Kirkland & Ellis
153 East 53rd Street
New York, New York 10022

Attention:	W. Brian Raftery
Telecopy:	(212) 446-4900

and

Jenkens & Gilchrist Parker Chapin LLP
405 Lexington Avenue
New York, New York  10174

Attention:	James D. Garbus
Michael Weinsier
Telecopy:	(212) 704-6288

Any party may, by proper written notice to the other party, change the individuals or addresses to which such notices shall thereafter be sent.

10.9                           Binding Effect.  All covenants and agreements of Borrower under this Agreement shall bind the respective successors and assigns of Borrower (including the successor corporation to the Short-Form Merger) and shall inure to the benefit of each Lender and its successors and assigns.  The rights of Borrower under this Agreement are not assignable.

10.10                     Assignment.  The rights and obligations of Borrower hereunder shall not be assigned without the prior written consent of each Lender.  The rights and obligations of each Lender hereunder shall not be assigned without the prior written consent of all other Lenders (which consent shall not be unreasonably withheld); provided that (i) MHI shall be permitted to transfer all or any portion of the Note held by it to Sealy Corporation or any Subsidiary of Sealy Corporation, and (ii) MHC shall be permitted to transfer all or any portion of the Note held by it to the Sun Fund or any Affiliate of the Sun Fund, in each case without the prior written consent of any other Lender.

10.11                     Inconsistencies and Conflicts.  To the extent any irreconcilable conflicts or inconsistencies exist between the terms of this Agreement and any of the other Loan Documents, the terms of this Agreement shall govern and control.

10.12                     Renewal of Indebtedness.  All provisions of this Agreement relating to the Notes shall apply with equal force and effect to each and all promissory notes hereafter executed which in whole or in part represent a renewal, extension or rearrangement of any part of the indebtedness originally represented by the Notes, or either of them, provided that nothing herein shall constitute a commitment or offer by any Lender to such a renewal, extension or rearrangement.

10.13                     No Waiver.  No course of dealing on the part of any Lender, its officers or employees, nor any failure or delay by any Lender with respect to exercising any of its rights, remedies, powers or privileges under the Loan Documents shall operate as a waiver thereof.  No indulgence by any Lender, or waiver of compliance with any of the terms, covenants, or provisions of the Loan Documents, shall be construed as a waiver of such Lender’s right to subsequently require strict performance by Borrower and any other Person of the Loan Documents.  The rights and remedies of any Lender under the Loan Documents shall be cumulative and the exercise or partial exercise of any such rights or remedies shall not preclude the exercise of any other rights or remedies.

10.14                     APPLICABLE LAW.  EXCEPT AS OTHERWISE PROVIDED IN THE LOAN DOCUMENTS, THE LOAN DOCUMENTS SHALL BE DEEMED TO BE CONTRACTS MADE UNDER, AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK AND THE LAWS OF THE UNITED STATES OF AMERICA APPLICABLE TO TRANSACTIONS WITHIN THE STATE OF NEW YORK IN EITHER CASE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD DEFER TO THE SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION.

10.15                     Amendment.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

10.16                     Severability.  In the event any provision contained in any of the Loan Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such provision shall be severed from the applicable Loan-Document, and such invalidity, illegality or unenforceability shall not affect any other provision of the applicable Loan Document.

10.17                     Lenders’ Discretion.  All matters hereunder that require the Requisite Lenders’ discretion (including, without limitation, whether Borrower has satisfied any condition precedent), the Requisite Lenders shall use its sole and reasonable discretion, except as otherwise provided for herein.  Further, the Requisite Lenders may in their sole discretion waive any of its rights with respect to a particular Event of Default.

10.18                     Entire Agreement.  This Agreement and the documents referred to herein embody the entire agreement with respect to the respective rights, obligations, and liabilities of the Parties and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.  THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

10.19                     Counterparts.  This Agreement may be executed in two or more counterparts, and it shall not be necessary that any one counterpart be executed by all of the parties hereto.  Each fully or partially executed counterpart shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

10.20                     Controlling Agreement.  Borrower and each Lender intend to conform strictly to the applicable usury laws.  All agreements between Lenders and Borrower (or any other party liable with respect to any indebtedness under this Agreement and the other Loan Documents) are hereby limited by the provisions of this Section which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral.  In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the interest contracted for, charged, or received under the Notes or otherwise exceed the maximum rate permitted by applicable law (the “Maximum Rate”).  If, from any possible construction of any document, interest would otherwise be payable to any Lender in excess of the Maximum Rate, any such construction shall be subject to the provisions of this section and such document shall be automatically reformed and the interest payable to such Lender shall be automatically reduced to the Maximum Rate, without the necessity of execution of any amendment or new document.  If any Lender shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the Maximum Rate, an amount equal to the amount which would have been excessive interest shall at the option of such Lender, be refunded to Borrower or applied to the reduction of the principal amount owing hereunder in the inverse order of its maturity and not to the payment of interest.  The right to accelerate maturity of the Notes or any other indebtedness does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Lenders do not intend to charge or receive any unearned interest in the event of acceleration.  All interest paid or agreed to be paid to any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the Maximum Rate.

10.21                     Business Loans.  Borrower warrants and represents to each Lender, and to all other holders of any debt evidenced by the Notes, that the loan evidenced by the Notes are and shall be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Loan Agreement as of the day and year first above written.

MALACHI MATTRESS AMERICA, INC., a Delaware corporation

By:	/s/ Gary T. Fazio
Name: Gary T. Fazio
Title: President

MATTRESS HOLDINGS INTERNATIONAL, LLC

By:	/s/ Steven Barnes
Name: Steven Barnes
Title: President

MATTRESS HOLDING CORP.

By:	/s/ M. Steven Liss
Name: M. Steven Liss
Title: Vice President

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

[Mattress Holdings International, LLC]
c/o Sealy Corporation
One Office Parkway
Trinity, NC 27370
Attention:                                         Secretary
Telecopy:                                           (336) 861-3786

Mattress Holding Corp.
c/o Sun Capital Partners, Inc.
5200 Town Center Circle, Suite 470
Boca Raton, Florida  33486
Attention:                                         Marc J. Leder, Rodger R. Krouse and C. Deryl Couch
Telecopy:                                           (561) 394-0540

Reference is made to the Loan Agreement dated as of October       , 2002 (as amended, supplemented or replaced from time to time, the “Loan Agreement”), among the undersigned (“Borrower”) and [Mattress Holdings International, LLC] and Mattress Holding Corp. (collectively, “Lenders”).  Capitalized terms used but not otherwise defined in this Compliance Certificate have the meanings given such terms in the Loan Agreement.

This Compliance Certificate is delivered pursuant to Section 6.1(c) of the Loan Agreement.

I certify to Agent that I am an Authorized Officer of Borrower on the date hereof and that:

i.                                          The financial statements attached hereto were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of the Borrower as of, and for the               ending on                   ,              (the “Subject Period”).  During the Subject Period, no Default has occurred which has not been cured or waived (except for any Defaults set forth on the attached schedule).

A-1

ii.                                       This certificate is being delivered on behalf of Borrower.  No person or entity other than Lenders shall be entitled to receive or rely upon this certificate for any purpose.  The Lenders agrees by their acceptance hereof that (a) it shall look solely to Borrower for any loss, cost, damage, expense, claim, demand, suit or cause of action arising out of or relating in any way to this certificate or its preparation and delivery, and (b) the undersigned shall not under any circumstances have any personal liability whatsoever for the preparation or execution of this certificate.

Very truly yours,

MALACHI MATTRESS AMERICA, INC.,
a Delaware corporation

By:
Name:
Title:

A-2

EXHIBIT B

[FORM OF NOTE]

PROMISSORY NOTE

$[ ]	Houston, Texas	September , 2002

FOR VALUE RECEIVED, the undersigned (“Maker”) promises to pay to the order of [MHI/MHC] (“Payee”), the sum of [                                                       DOLLARS ($3,272,727.00/$2,727,273.00)], pursuant to the Loan Agreement dated of even date herewith by and between Maker and Payee (as may be amended, modified, supplemented, or restated from time to time, the “Loan Agreement”), together with interest at the rates and calculated as provided in the Loan Agreement.

Reference is hereby made to the Loan Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder.  Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Loan Agreement.

This Note is issued pursuant to, is one of the “Notes” under, and is payable as provided in the Loan Agreement.  Subject to compliance with applicable provisions of the Loan Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Loan Agreement.

Without being limited thereto or thereby, this Note is secured by certain of the Security Instruments as provided for therein.

THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW THAT WOULD DEFER TO THE SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION.

MALACHI MATTRESS AMERICA, INC.

By:
Name:
Title:

B-1